UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

WASATCH FOOD SERVICES, INC.

(Exact name of registrant as specified in charter)

NEVADA	20-8121712
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1492 Entertainment Avenue, Boise, Idaho	83709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 377-3200

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, Par Value $0.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller	Smaller reporting company	☒
reporting company)

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements which reflect the Company’s views with respect to future events based upon information available to it at this time. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from these statements. These uncertainties and other factors include, but are not limited to the risk factors described herein under the caption “Risk Factors.” The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Item 1. Business.

General

We were incorporated in Nevada in December 2006 to engage in the restaurant business as a franchisee of BAJIO® Mexican Grill restaurants in the state of Idaho. In January 2007, we acquired rights under an area development agreement that permitted us to open additional BAJIO® restaurant locations in Southern Idaho and in October 2007 we entered into a franchise agreement with respect to our first location in Boise, Idaho. We entered into a lease arrangement with respect to our first restaurant located at 1492 Entertainment Avenue, Boise, Idaho, furnished and equipped the space and opened the location for business in November 2007. Unless otherwise indicated, Wasatch Food Services, Inc. and Wasatch Food Services Idaho, Inc. are collectively referred to throughout this registration statement as “we,” “us,” the “Company,” or the “Registrant.”

The Report of Independent Registered Public Accounting Firm on our audited financial statements addresses an uncertainty about our ability to continue as a going concern, indicating that we were only recently formed, we have a limited operating history, and we had a working capital deficit of $344,534 and a stockholders’ deficit of $146,121 at December 31, 2008. We incurred net losses of $97,118 for the year ended December 31, 2007, $231,344 for the year ended December 31, 2008, and $59,934 for the three months ended March 31, 2009. At March 31, 2009, we had a working capital deficit of $395,509 and a stockholders’ deficit of $204,255. This raises substantial doubt about our ability to continue as a going concern. We have not entered into any agreements or arrangements for the provision of additional debt or equity financing and there can be no assurance that we will be able to obtain additional debt or equity capital should it be required in order to continue our operations.

Voluntary Filing

We are voluntarily filing this registration statement on Form 10 in order to become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is required in order for our common stock to be included for quotation on the OTC Bulletin Board. Our management also believes that the preparation and filing with the Securities and Exchange Commission (the “Commission”) of periodic reports under the Exchange Act may benefit us and our stockholders by making information about our business and financial condition readily available to the public. Following the filing of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. We will also be required to develop disclosure controls and procedures and internal controls over financial reporting. We anticipate that the costs associated with being a public reporting company will be significant and there can be no assurance that we will be able to absorb the costs of being a public reporting company. Although we may be entitled to deregister our securities under the Exchange Act until such time as the size of our assets and number of our shareholders requires mandatory registration, we have no plans to deregister our securities and intend to remain a reporting company for the foreseeable future.

Corporate History

We were incorporated under the laws of Nevada on December 26, 2006. In connection with our organization, we issued 30,000,000 shares of our common stock to our founding stockholders for $30,000. In January 2007, we issued 450,000 shares of our common stock to three investors for $45,000. In July 2007, we completed a private placement of our securities pursuant to which we issued 288,962 shares of our common stock to 29 investors for $86,608. In August and September 2008, we issued 300,000 shares of our common stock to three investors for $30,000. As a result, as of July 9, 2009, we had a total of 31,038,692 shares of our common stock outstanding, which were held by 57 stockholders of record.

We conduct our operations through our wholly-owned subsidiary, Wasatch Food Services Idaho, Inc. (“Wasatch Idaho”), which was incorporated in Idaho on February 2, 2007.

BAJIO® Mexican Grill Franchise

We opened our first BAJIO® Mexican Grill franchise in November 2007 in Boise, Idaho. BAJIO® Mexican Grill is a national franchising company which currently has approximately forty operating franchises in nine states and plans to open new locations in additional states in the near future.

The BAJIO® franchises are fast casual Mexican concepts that have been designed to offer freshly made food similar to that served in the Bajio region of Mexico in a setting that has been designed to be appealing to customers. Each BAJIO® restaurant has standard trade dress consisting of glossy wooden tables, copper pots and ristras hanging above the cooking area, large tin luminarios that serve as hanging chandeliers and colorful wall tile made to look like broken Mexican pottery embedded in sand and framed in the large windows. The menu ranges from traditional Mexican fare such as salads, burritos, tacos, chimichangas, quesadillas and enchiladas to speciality items such as Mexican pizza and veggie burritos. BAJIO® products are made fresh from scratch every day at all locations and are designed to provide fresh, made-to-order dishes that are more healthy and flavorful than many fast food products.

BAJIO® restaurants are set up in a service-line style. At the entry point, customers place their orders and the type of tortilla they select is placed on the hot grill in front of them. Customers then move along the line selecting various additions and side dishes and watching the employees prepare their food. Each meal comes with a choice of Spanish or sweet rice and three bean options; black, pinto or refried. There are also different varieties of chicken (lime or honey glazed), pork (regular or sweet) and mild as well as hot salsa.

Our restaurant is open six days a week, from 11:00 a.m. to 9:00 p.m. Monday through Thursday and from 11:00 a.m. to 10:00 p.m. Friday and Saturday.

We are required to operate our restaurant in compliance with the Franchisor’s policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs. We have discretion to determine the prices to be charged to our customers. We utilize our Franchisor’s POS software system which collects sales and other operating information and provides it to the Franchisor. We also have agreements with our Franchisor permitting it to electronically debit our bank accounts for the payment of franchise fees and advertising fund contributions.

The Area Development Agreement

In January 2007, we entered into an agreement with Bajio-Idaho, LLC (“Bajio-Idaho”), an affiliate, pursuant to which we paid $25,000 to acquire the rights of Bajio-Idaho under an Area Development Rider (the “Area Development Agreement”) with Bajio, LLC (the “Franchisor”) dated September 2, 2005, which granted the right to franchise and operate additional BAJIO® restaurants in Southern Idaho with the specific locations of such restaurants to be determined in accordance with the location notification, site review procedures and franchising documents of the Franchisor.

At the time of the transaction, Bajio-Idaho and the Company were entities under common control because Bajio-Idaho was owned in equal shares by Ben Peay and Ryan Overton, Messrs. Peay and Overton were the officers and directors of the Company and Ben Peay and Megan Overton, Ryan Overton’s spouse, were the majority stockholders of the Company. The terms of the transaction were determined by Ben Peay and Ryan Overton acting on behalf of both Bajio-Idaho and the Company and were not the result of arm’s length negotiations. However, Messrs. Peay and Overton believed the terms of the transaction to be fair to the Company taking into account the Franchisor’s agreement not to charge the Company a franchise fee or development fee with respect to its initial restaurant, the franchise fees being charged by the Franchisor to third parties at that time which exceeded $25,000, the amounts paid by Bajio-Idaho and its affiliates for its development rights in Idaho, and other factors. The terms of the transaction were unanimously approved by our stockholders. We paid the purchase price from proceeds we received from the sale of our common stock to our founding stockholders, including Ben Peay and Megan Overton, the wife of Ryan Overton. We paid the purchase price to Ben Peay and Ryan Overton as the owners of Bajio-Idaho. The purpose of the transaction was to transfer the area development rights to the Company so it could become a franchisee of BAJIO® Mexican Grill restaurants in Southern Idaho.

The Area Development Agreement was amended by the Company and the Franchisor effective March 28, 2007 to provide that four restaurants would be developed by the Company in Southern Idaho with three restaurants located in Boise and one restaurant in Twin Falls. The opening dates for the Boise locations were December 31, 2007, 2008 and 2009, respectively, and the opening date for the Twin Falls location was June 30, 2008. As discussed below, in October 2007 we entered into a franchise agreement with the Franchisor with respect to our first restaurant in Boise, Idaho and the restaurant was opened on November 1, 2007. However, we have not opened any additional restaurants since that time. As a result, we are currently in default under the Area Development Agreement, and we are in discussions with the Franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement. In the event we are unable to extend the opening dates for such restaurants, we will lose our right to develop any restaurants which have not been opened by the specified opening date but we would retain the right to operate our existing location. If the Franchisor does not extend the opening dates, we anticipate that we will lose our development rights to all remaining locations.

The Area Development Agreement also provides for payment of a $15,000 restaurant development fee for each restaurant to be developed under the agreement, however the development fee was waived with respect to our first restaurant. The Area Development Agreement provides that the Franchisor will not open or license any person or entity other than the Company to open any additional BAJIO® restaurant in our area without giving us the right of first refusal to develop such location, which right must be exercised by us within thirty days following notice from the Franchisor. The Franchisor also reserved the right to open non-traditional or owner–controlled facilities in our area under certain circumstances.

The foregoing summary of selected provisions of the Area Development Agreement is not intended to constitute a complete description of the Area Development Agreement, and such summary is qualified in its entirety by reference to the Area Development Agreement, a copy of which is included as an exhibit to this registration statement.

The Franchise Agreement

We entered into a franchise agreement (the “Franchise Agreement”) with the Franchisor dated as of October 11, 2007 with respect to our first restaurant in Boise, Idaho. The agreement sets forth the terms and conditions upon which we are permitted to access and use the Franchisor’s proprietary system for establishing and operating restaurants featuring products under its proprietary name and service marks (the “Franchisor’s System”). The Franchisor’s System includes trademarks, trade names, service marks, commercial announcements, goodwill, trade dress, recipes, formulas, food preparation procedures, business methods, forms and policies, trade secrets, techniques and developments, the right to use the proprietary operations manual, the right to be provided with continued access to information pertaining to new developments, improvements, techniques and processes in the Franchisor’s System, and a limited non-exclusive license to use the Franchisor’s proprietary trademarks in connection with the operation of our restaurant. The term of the Franchise Agreement is 20 years, which can be renewed by us for additional consecutive 20 year periods upon not less than one year’s advance notice as long as we are not in default under the terms of the Franchise Agreement. We have various obligations under the Franchise Agreement, including but not limited to our obligation to: identify the location for our restaurant; enter into the appropriate real estate documents with respect to such location and to construct, equip and open the restaurant in accordance with the Franchisor’s specifications; operate our restaurant in accordance with all applicable laws and governmental regulations including those pertaining to labor, taxes, disability, health and safety; obtain and keep in force any permits, license, registrations, certifications or other consents required for operation of the restaurant; obtain and maintain insurance of the type and with the minimum coverage specified in the Franchise Agreement; pay royalty payments equal to 6% of our gross sales, exclusive of sales tax; pay an advertising fee to the Franchisor or its designee equal to 2.5% of our gross sales until January 1, 2008, which then increases by .25% a year up to a maximum of 4.5%, which will be contributed to one or more national or regional marketing funds; report gross sales within two days after the end of each work week; and install additions, substitutions and upgrades to the Franchisor’s System hardware, software and other items to maintain full operational efficiency and to keep pace with changing technology and updates to the Franchisor’s requirements. The Franchisor provided a training program to us for establishing and operating a restaurant using the Franchisor’s System and agreed to provide additional consultation concerning the operation of the restaurant. The Franchisor has the right to inspect our records and interview employees at any time without notice.

We are required to purchase our food, spices and beverages from suppliers approved by our Franchisor. We currently purchase our food items from a large national distributor, our spices from a large distributor of Mexican food items and our beverages from a national beverage distributor. We believe we pay market prices for such items and we believe items of comparable quality are readily available from other sources, subject to Franchisor approval, and we do not anticipate any problems resulting from our inability to obtain such items.

In the event we should be in default under the Franchise Agreement, the Franchisor may terminate the Franchise Agreement in which event we must change the appearance of the restaurant, stop using the Franchisor’s System, the marks, signs, colors, structures, software, advertising materials and other proprietary items and information of the Franchisor. We must also not compete with the Franchisor for a period of one year from the date of termination. The Franchisor also has the right to repurchase the restaurant from us within 30 days of the termination or expiration of the Franchise Agreement at a price equal to fair market value less any money owed by us to the Franchisor, its affiliates or the landlord of the premises in which our restaurant is located.

The Franchise Agreement provides that we may only transfer the restaurant with the consent of the Franchisor after giving the Franchisor the right of first refusal to purchase the restaurant on the same terms as contained in a bona fide third party offer. If the Franchisor declines to purchase the restaurant, our proposed purchaser must meet various specified conditions and be acceptable to the Franchisor. Any disputes under the Franchise Agreement are subject to arbitration.

The Franchise Agreement also contains covenants with regard to preserving the confidentiality of proprietary and confidential information and covenants with respect to non-competition.

We are dependent upon the Franchisor for the conduct of our operations under the BAJIO® name and format and if our Franchise Agreement should be terminated or if the Franchisor should be dissolved or otherwise experiences financial difficulties, we would be unable to continue our operations in the current format. If our Franchise Agreement should be terminated, we would be required to cease using the name BAJIO® and the recipes, trade dress and other distinctive items that are proprietary to the Franchisor’s System, which we anticipate would have a material adverse effect on our business and financial condition.

The foregoing summary of selected provisions of the Franchise Agreement is not intended to constitute a complete description of the Franchise Agreement, and such summary is qualified in its entirety by reference to the Franchise Agreement, a copy of which is included as an exhibit to this registration statement.

Facilities

Our restaurant is located at 1492 Entertainment Avenue, Boise, Idaho 83709, where our telephone number is (208) 377-3200. We use also use a small portion of the premises as office space. The premises consist of approximately 2,400 square feet of space that is leased from an unrelated third party by our affiliate for our benefit. We sublease the space from such affiliate on terms identical to those set forth in the lease and no compensation or mark up is paid to the affiliate. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional term of five years. Our minimum rental payments are $5,157 per month for the first five years of the lease and $5,672 per month for the next five years of the lease. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also requires us to pay common area maintenance, property taxes, insurance and other use and occupancy costs. The lease provides for the payment of a tenant improvement allowance of $30 per square foot of space and $71,400 was paid to us by the landlord in February 2008 as full payment of such allowance. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

The lease for our premises (the “Lease”) was originally entered into in April 2006 between Rimrock Holdings, LLC as landlord and Bajio Corporation LLC, an entity to be formed by Ryan Overton, as tenant. Mr. Overton also personally guaranteed the Lease. The Lease contemplated a build out period during which the landlord and tenant would discharge their respective obligations with respect to the construction and finishing of the premises and rental payments would commence on the date the landlord received a certificate of occupancy from the city of Boise. The premises were completed and rental payments commenced in November, 2007. Wasatch Idaho entered into a sublease agreement with Ryan Overton and Bajio Corporation LLC effective as of November, 2007 pursuant to which Wasatch Idaho was granted possession of the premises and all benefits of tenant under the lease and Wasatch Idaho agreed to make all payments and perform all obligations required to be performed by tenant under the lease. As such, we incurred the expenses for building out the premises and we have paid all rent and other payments due under the lease directly to the landlord. Mr. Overton and Bajio Corporation LLC have not been paid any compensation in connection with the lease. The sublease is subject to approval by the landlord and the landlord has not provided its written consent to such arrangement, although it has accepted rental and other payments from Wasatch Idaho and otherwise acknowledged the role of Wasatch Idaho as the occupying tenant of the premises. The lease also provided for a one-time tenant improvement allowance of $30 per square foot of space and a payment in the amount of $71,400 was made from the landlord to Wasatch Idaho in February 2008 as payment of such tenant improvement allowance.

At the time the lease for our premises was originally entered into, Rimrock Holdings, LLC, the developer of the center in which the premises are located and the original landlord, orally agreed to pay the tenant a portion of the profit it realized from the sale of the center when and if the center was sold. During the year ended December 31, 2007, Rimrock Holdings, LLC paid Wasatch Idaho $110,232 pursuant to such agreement. No payments were made to Ryan Overton or Bajio Corporation LLC and one hundred percent of the payment was made to Wasatch Idaho. Such payment was a one-time fee and we will not receive any additional payments from Rimrock Holdings in the future.

Loan Agreements

In September 2007, we entered into a commercial revolving line of credit with Zions First National Bank, a national bank, evidenced by a promissory note, which allows us to borrow up to a principal balance of $200,000. At March 31, 2009, December 31, 2008 and 2007, we had borrowed $199,353, $196,386 and $101,105, respectively, against the line of credit and as of the date hereof, we have borrowed approximately $200,000 against the line of credit. Interest on the note was originally calculated at a rate equal to the bank’s prime rate plus 1.25 percent (8.50% at December 31, 2007), payable monthly. The note originally provided that all outstanding principal and any unpaid interest were due on September 14, 2008; however, on November 14, 2008, the note was replaced by a new note dated November 14, 2008, also in the amount of $200,000, bearing interest at 7.5% per annum that was due and payable on May 14, 2009. On July 13, 2009, we entered into a letter agreement with Zions First National Bank pursuant to which the maturity date of the loan was further extended to June 29, 2010 and we agreed ro make monthly principal payments of $3,000 llus accrued interest. The note is collateralized by substantially all our tangible and intangible operating assets and is personally guaranteed by our officers, director and certain founding stockholders. Accrued interest payable on the note was $695, $686 and $141 at March 31, 2009, December 31, 2008 and 2007, respectively.

We have borrowed money from time to time from an affiliate of our president and from an affiliate of our secretary/treasurer. At March 31, 2009, we had notes payable totaling $126,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, our president, and $30,000 to West Coast Trees, Inc., a company owned by Ryan Overton, the husband of Megan Overton, our secretary, treasurer and a director. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand. Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Interest expense on the related party notes payable for the three months ended March 31, 2009 was $2,855. Accrued interest payable – related party for these notes was $6,930, $4,074 and $1,267 at March 31, 2009, December 31, 2008 and 2007, respectively. Subsequent to March 31, 2009, we borrowed an additional $12,500 from Hobble Creek Investments, Inc. and an additional $26,166 from West Coast Trees, Inc. pursuant to promissory notes containing the same terms as the prior loans.

Marketing and Sales

We pay a portion of our monthly revenues to an advertising fund maintained by the Franchisor which funds are used to advertise the franchise on a national basis. We also purchase advertising space in local newspapers and magazines and periodically conduct door to door advertising campaigns during which our employees distribute flyers, menus and small containers of chips to businesses and residences in our market area. Our advertising expenses for the years ended December 31, 2008 and 2007 were $22,981 and $4,784, respectively, and $4,993 for the three months ended March 31, 2009, including the amounts paid to the Franchisor’s advertising fund.

Competition

The restaurant industry is intensely competitive with respect to price, service, location and food quality and it is often difficult to entice customers to try a new restaurant and forgo their established dining habits. There are also many well-established competitors with substantially greater financial and other resources than the Company. Such competitors include a large number of national and regional restaurant chains, as well as local Mexican restaurant operators. Most of our competitors have been in existence for a substantially longer period than have we and may be better established in the markets where our restaurants are, or may be, located. Within the fast casual Mexican segment of the restaurant industry, we believe that our primary competitors are the national chains, including Baja Fresh, Costa Vida and Qdoba. Because we are a new restaurant in the Boise area and are owned by a new franchisee corporation, almost all of our competitors may be expected to be better established and to have more experience and financial and human resources than do we. As such, there can be no assurance that we will be able to compete effectively in our chosen market. In addition, a change in the pricing, marketing or promotional strategies or product mix of one or more of these competitors could have a material adverse impact on our sales and earnings. In general, there is also active competition for management personnel and real estate sites suitable for BAJIO® restaurants.

The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefits costs and the lack of experienced management and hourly employees may adversely affect the restaurant industry in general and our restaurant in particular.

Government Regulation

We are subject to various Federal, state and local laws affecting our business. Our restaurant is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in Idaho. Difficulties in obtaining or failure to obtain required licenses or approvals can delay or prevent the opening of a new restaurant in a particular area. We are also subject to Federal and state environmental regulations, but these have not had a material effect on our operations to date.

Our restaurant operations are also subject to Federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. A number of hourly personnel at our restaurant are paid at rates related to the Federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs at our restaurants.

Employees and Consultants

We currently have 16 employees at our Boise restaurant, consisting of eight full-time employees, seven part-time employees and one full-time manager. The number of full-time and part-time employees changes from time to time based on our staffing needs and employee availability. None of our employees is represented by a labor union and we believe our relationship with our employees to be good. Our operations are overseen by our officers. The loss of our officers, particularly our president, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

Ryan Overton has provided consulting services to us from time to time in connection with the operation of our franchised restaurant, including the initial store opening, implementation of the Franchisor’s System, food quality and procurement, Franchise Agreement compliance and other matters. Such consulting arrangement is on an “as needed” basis and we have no obligation to engage Mr. Overton for any minimum number of hours or to use his services at all. Mr. Overton performed most of his services during 2007 in connection with the opening and early operation of our restaurant. We did not compensate him for any services performed during 2008, we have not compensated him for any services performed to date during 2009 and it is not anticipated that he will perform any significant additional services in the future.

Item 1A. Risk Factors

Risk Factors

Our business involves significant risks. Prospective investors are cautioned not to make an investment in our stock unless they can afford to lose their entire investment. Prospective investors should carefully consider the following risk factors and the other information included in this registration statement before deciding to buy our stock.

The Report of Independent Registered Public Accounting Firm on our financial statements addresses an uncertainty about our ability to continue as a going concern.

The Report of Independent Registered Public Accounting Firm on our audited financial statements addresses an uncertainty about our ability to continue as a going concern, indicating that we were only recently formed, we have a limited operating history, and we had a working capital deficit of $344,534 and a stockholders’ deficit of $146,121 at December 31, 2008. We incurred net losses of $97,118 for the year ended December 31, 2007, $231,344 for the year ended December 31, 2008, and $59,934 for the three months ended March 31, 2009. At March 31, 2009, we had a working capital deficit of $395,509 and a stockholders’ deficit of $204,255. This raises substantial doubt about our ability to continue as a going concern. We have not entered into any agreements or arrangements for the provision of additional debt or equity financing and there can be no assurance that we will be able to obtain additional debt or equity capital should it be required in order to continue our operations.

We were incorporated in December 2006, have a history of operating losses and there can be no assurance that we will be able to operate at a profit in the future.

We were incorporated on December 26, 2006. We incurred a net loss of $122,746 for the year ended December 31, 2007, a net loss of $230,716 for the year ended December 31, 2008 and a net loss of $59,934 for the three months ended March 31, 2009. There can be no assurance that we will be able to operate at a profit in the future.

We have borrowd  the entire $200,000 amount of our revolving line of credit with our bank, such loan matures on June 29, 2010 and there can be no assurance that we will be able to pay the loan when due or to obtain a further extension of the due date or, alternatively, obtain a replacement loan facility.

We have a revolving line of credit with our bank which allows us to borrow up to a principal balance of $200,000. We have borrowed the full amount of $200,000 against the line of credit. All outstanding principal and any unpaid interest were due on May 14, 2009. On July 13, 2009, we entered into a letter agreement with the lender pursuant to which the maturity date of the loan was further extended to June 29, 2010 and we agreed to make monthly principal payments of $3,000 plus accrued interest. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. There can be no assurance that we will be able to pay the loan when it becomes due on June 29, 2010 or that we will be able to obtain a further extension. If we are not able to make the monthly payments required under the loan or if the loan is not renewed or replaced with another loan facility and we are unable to obtain the funds required to pay the loan, the bank could take possession of our equipment, seek a judgment for any deficiencies and take action to collect on the guarantees by our principal stockholders, which would force us to cease operations.

Our operations are subject to various risks including, but not limited to, the decrease in consumer spending in connection with the current economic crisis, which we believe to have negatively impacted our ability to attract new customers and increase sales at our initial restaurant.

Our success will depend on our ability to grow our operations so that our revenues can begin to exceed our costs of operation. Our operations are subject to various risks including, but not limited to, the decrease in consumer spending in connection with the current economic crisis which we believe to have negatively impacted our ability to attract new customers and increase sales at our initial restaurant. We believe the economic crisis has resulted in fewer people dining out which increases competition for the consumer entertainment dollar and makes it harder to establish a new restaurant than in prosperous times when more people are dining out and are experimenting with new restaurants and locations.

Because we are a new business, we have not proven our ability to generate profit and it is difficult to evaluate our business.

To date, we have only operated our restaurant for approximately 20 months, we have no meaningful operating history and it is difficult to evaluate our company based on its track record and prior operating history. Our operations are subject to all risks inherent in the creation of a new business, including the absence of a history of operations and of proven revenues and profits produced over a significant period of time. We are continuing to fine tune many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, and personnel recruitment. For the year ended December 31, 2008, we had $394,121 in sales and a net loss of $230,716. For the three months ended March 31, 2009, we had $87,246 in sales and a net loss of $59,934. No assurances can be given that we will ever achieve profitable operations.

We will require additional funds to continue our business plan.

At March 31, 2009, we had a working capital deficit of $395,509 and a stockholders’ deficit of $204,255. We incurred a net loss of $230,716 and used cash of $169,112 in our operations during the year ended December 31, 2008, our first full year of operations. For the three months ended March 31, 2009, we incurred a net loss of $59,934 and used cash of $32,324 in our operations. We do not believe we currently have adequate funds to meet our obligations for the next twelve months and we are dependent on the receipt of additional debt or equity capital to fund our operations until such time as our revenues exceed our expenses and we begin to operate at a profit, if ever. In addition, based on information provided by our Franchisor and our experience with our initial location, we believe we will require between $375,000 and $450,000 in order to commence operations at each additional restaurant location, if any. We have not entered into any agreement or arrangement for the provision of additional debt or equity funding and no assurances can be given that such funding will be available to us on acceptable terms or at all. We anticipate that we may have difficulty in obtaining debt financing given the current economic climate and, if we are able to obtain equity financing, it will likely result in significant additional dilution to the interests of our current stockholders. In addition, we may encounter unforeseen events in connection with our operations which affect the estimated amount of additional funds we require. If additional funds are not obtained when required, the lack thereof will have a material adverse effect on the Company and could result in the termination of our proposed business. To date, we have received loans from members of management and their affiliates but such persons have no obligation to provide loans to us in the future and there can be no assurance that such persons will continue to provide the capital we require.

We have limited experience in restaurant operations which may affect our ability to operate profitably.

We commenced our operations relatively recently and we have limited experience in restaurant operations. We will, however, receive some assistance from our Franchisor. However, there can be no assurance that we will be able to operate profitably or that we will be able to obtain a sufficient customer base to profitably operate our business.

We depend on our Franchisor in operating our business.

We are dependent upon our Franchisor for the conduct of our operations under the BAJIO® name and format and if our agreements with our Franchisor should be terminated or if our Franchisor should be dissolved or otherwise experiences financial difficulties, we would be unable to continue our operations in the current format. If our agreements with our Franchisor should be terminated, we would be required to cease using the name BAJIO® and the recipes, trade dress and other distinctive items that are proprietary to our Franchisor, which we anticipate would have a material adverse effect on our business and financial condition. In addition, upon the termination of the franchise agreement, we cannot compete with the Franchisor for a period of one year from the date of termination and the Franchisor has the right to repurchase the restaurant from us within 30 days of the termination or expiration of the Franchise Agreement at a price equal to fair market value less any money owed by us to the Franchisor, its affiliates or the landlord of the premises in which our restaurant is located.

Our success is largely dependent on the success of the Franchisor and the Franchisor has considerable influence over the conduct of our business.

Our success will, in large part, be dependent upon the success of the BAJIO®system. In addition, significant matters relating to our growth and operational strategies must be coordinated with, and approved by, the Franchisor. In particular, the Franchisor must approve the opening by us of any new restaurant, including restaurants opened within our existing area under the Area Development Agreement, if any. The Franchisor also maintains discretion over the menu items that we may offer in our restaurants. Our right to use the Franchisor’s trademarks and service marks are significant to our business. The franchise and development agreements with the Franchisor require us to pay to the Franchisor certain fees on or before the opening of new restaurants, as well as monthly franchise fees. The Franchisor may increase the franchise fee applicable to locations we may desire to open in the future. These agreements also provide for the termination of the Company as a franchisee upon our failure to comply with certain restrictions and applicable obligations.

We have not opened new restaurants by the opening dates set forth in the Area Development Agreement and if the Franchisor does not agree to extend such dates, we may lose our right to develop additional restaurants.

Our Area Development Agreement with the Franchisor provides that four restaurants would be developed by us in Southern Idaho with three restaurants located in Boise and one restaurant in Twin Falls. The opening dates for the Boise locations were December 31, 2007, 2008 and 2009, respectively, and the opening date for the Twin Falls location was June 30, 2008. We opened the first restaurant in Boise, Idaho on November 1, 2007 but we have not opened any additional restaurants since that time. As a result, we are currently in default under the Area Development Agreement and we are in discussions with the Franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement. In the event we are unable to extend the opening dates for such restaurants, we will lose our right to develop any restaurants which have not been opened by the specified opening date but we would retain the right to operate our existing location. If the Franchisor does not extend the opening dates, we anticipate that we will lose our development rights to all remaining locations.

Increases in operating costs, most of which are beyond our control, could adversely affect our operations.

Increases in our operating costs could adversely affect our operations and increase our operating loss or reduce our profit. Factors such as inflation, increased food costs, increased labor and employee benefit costs and the availability of qualified management and hourly employees may adversely affect our operating costs. Most of these factors are beyond our control.

Because we are a franchisee, poor quality and /or service at other BAJIO®restaurants owned by other franchisees may adversely impact the public’s perception of our restaurants and of the chain, which could have a material adverse impact on our financial results.

Because we are a franchisee, our success is dependent on the success of our Franchisor in developing a widely recognized brand name with uniform quality service and food. Poor quality and /or service at BAJIO® restaurants owned by other franchisees may adversely impact the public’s perception of our restaurant and of the franchise brand in general, which could have a material adverse impact on our financial results. Further, such factors are beyond our control and we will be dependent on our Franchisor to ensure that its franchisees provide quality service and food in accordance with the Franchisor’s requirements.

We may not be able to absorb the costs of being a public company

As a reporting company under the Exchange Act, we will be required to file quarterly, annual and current reports with the SEC, to prepare unaudited interim financial statements and annual audited financial statements, to periodically review our disclosure controls and our control over internal financial accounting, and otherwise to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the provisions of Federal and state law applicable to public companies. We anticipate that being a public company will result in significant additional costs and since we are currently operating at a loss, there is no assurance that we will be able to absorb the costs of being a public reporting company.

We will be required to establish and maintain acceptable internal controls related to financial reporting which will be difficult, time consuming and expensive

As a public reporting company, our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Such controls will be reviewed by our independent registered public accounting firm in connection with the annual audit of our financial statements and in the future such firm may be required to provide a report with respect to our internal control over financial reporting. Since we do not have employees with the requisite accounting expertise or experience or an internal audit or accounting group, we will need to rely on consultants and other outside experts to assist us in establishing and maintaining internal control over financial reporting which is anticipated to be expensive. Since we are currently operating at a loss, there is no assurance that we will be able to pay the costs of establishing such controls or that we will be able to establish controls that are free from material weaknesses.

The acceptance of services and food by regular customers is uncertain.

Our business is based on a perceived demand for our BAJIO®services and food. There is no assurance of market acceptance of our BAJIO® services and food, and our business will be subject to all the risks associated with our introduction of a new restaurant to the marketplace. We did not and have not undertaken any independent market studies to determine the potential demand for our food or the feasibility of the BAJIO® marketing concept.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We are dependent on our officers, particularly our president, to operate our business and the loss of such person would have an adverse impact on our operations until such time as he could be replaced, if he could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

Because we are a new and are significantly smaller than the majority of our competitors, we may lack the resources needed to capture market share.

The restaurant industry is highly competitive and is affected by changes in consumer tastes, as well as national, regional and local economic conditions and demographic trends. The performance of individual restaurants can be affected by changes in traffic patterns, local demographics and the type, number and location of competing restaurants. The fast casual restaurant industry is extremely competitive with respect to price, service, location and food quality. We compete with a variety of other restaurants in the fast casual and quick service restaurant industry, including those that offer dine-in, carry-out and delivery services. These competitors include national and regional chains, franchisees of other restaurant chains and local owner-operated restaurants. Many competitors have been in existence longer and have a more established market presence and substantially greater financial, marketing and other resources than do we. We do not have an established customer base and are likely to encounter a high degree of competition in developing a customer base. New competitors may emerge and may develop additional restaurant offerings that compete with our offerings. No assurance can be given that we will be successful in competing in this industry.

We are subject to extensive Federal, state and local regulations that can increase our costs of operation.

The restaurant industry is subject to numerous Federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. Also, we are subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. The failure to obtain or retain food licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our operations.

There is currently no established trading market for our stock and there is no assurance that any market will develop in the future, which means a purchaser of our shares may not be able to resell the shares in the future.

Our common stock recently became eligible for quotation on the Pink Sheets under the symbol “WTFS,” although there is currently no active trading market for our stock, and there can be no assurance that an active or liquid trading market for our stock will develop in the future. As a result, an investment in our common stock must be considered an “illiquid” investment and a purchaser may not be able to resell the shares acquired by him in the future. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our stock is subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

Our stock is subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our officers and director own a majority of our issued and outstanding shares and other stockholders have little or no ability to elect directors or influence corporate matters

As of July 9, 2009, our officers, director and founding stockholders were the beneficial owners of approximately 63.6% of our issued and outstanding shares of common stock. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Item 4. Security Ownership of Certain Beneficial Owners and Management.”)

A significant portion of our shares are currently eligible for sale under Rule 144, which may have an adverse impact on any trading market that may develop for our common stock.

Of the 31,038,692 issued and outstanding shares of our common stock, approximately 23,275,000 shares constitute restricted securities held by affiliates of the Company, 988,692 shares constitute shares held by non-affiliates which may currently be traded without restriction, 300,000 shares constitute restricted shares held by non-affiliates which will become eligible for resale under Rule 144 during August and September 2009, and 6,475,000 shares constitute restricted shares held by non-affiliates which will become eligible for resale under Rule 144 during May 2010. Once restricted shares have been held by shareholders who are non-affiliates for more than one year, such non-affiliates are able to sell such shares in any market for our common stock without limitation. For stockholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater stockholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop.

We do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

We have only one director and he is not an independent director, which means our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with a number of independent directors.

We have only one director and he is not an independent director. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives and oversee our reporting processes, our disclosure controls and procedures and our internal control over financial reporting.

We have the ability to issue additional shares of common stock and to issue shares of preferred stock without stockholder approval.

The Company is authorized to issue up to 150,000,000 shares of common stock. To the extent of such authorization, the officers of the Company have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as they believe to be sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company’s current stockholders. The Company is also authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

Item 2. Financial Information.

Selected Financial Data

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our financial statements, which are included elsewhere in this report. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Item 1A. Risk Factors.”)

General

We acquired rights to franchise and operate BAJIO® Mexican Grill restaurants in a defined geographical area of Idaho in January 2007 when we entered into an assignment agreement with Bajio-Idaho, LLC, an affiliate of our president, pursuant to which Bajio-Idaho assigned to us certain of its rights under an Area Development Agreement and Franchise agreement with Bajio, LLC, the Franchisor. The agreement requires us to develop a total of four BAJIO® restaurants in the defined area through December 31, 2009, including our first restaurant which we opened in Boise, Idaho on November 1, 2007. We are currently in default under the agreement, and we are in discussions with the Franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement.

We currently operate our restaurant in Boise, Idaho through our wholly owned subsidiary, Wasatch Food Services Idaho, Inc. (“WFSI”). Our consolidated financial statements include the accounts of the Company and WFSI. All inter-company balances and transactions are eliminated in consolidation. The Company was a development stage company for accounting purposes through November 1, 2007 when the restaurant was opened.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Inventories

Inventories, consisting principally of food, beverages and supplies, are valued at cost, using the first-in, first-out (FIFO) method. Certain inventories are purchased from a small number of suppliers.

Deferred Lease Incentives

Payments received as incentives to enter into the Company’s restaurant premises lease have been recorded as deferred lease incentives, current and long-term liabilities, in the accompanying consolidated balance sheets. The deferred lease incentives are amortized, on a straight-line basis, over the life of the lease agreement as a reduction of rent expense.

Franchise Rights

The franchise rights held by WFSI for Bajio restaurants in a defined geographical area of Idaho were purchased from an entity under common ownership control, and were recorded at $0, the predecessor cost, with the $25,000 paid in excess of the predecessor cost recorded as a reduction of additional paid-in capital.

Revenue Recognition

Revenue from restaurant sales is recognized when food and beverage products are sold. The Company reports revenue net of sales taxes collected from customers and remitted to governmental taxing authorities. Deferred revenue is recorded for gift cards that have been sold but not yet redeemed at their anticipated redemption value. The Company recognizes revenue and reduces the related deferred revenue when the gift cards are redeemed.

Franchise Fees

Franchise fees, generally equal to 6% of revenues including payments to the advertising fund, are accrued and included in other restaurant operating expenses.

Restaurant Pre-Opening Costs

Pre-opening costs, including wages, benefits and travel for the training and opening teams, food and other restaurant operating costs are expensed as incurred prior to a restaurant opening for business.

Advertising Costs

Advertising is expensed as incurred. Advertising costs are included in other operating expenses and include an advertising fee equal to an agreed-upon percentage of revenues paid to a national advertising fund of the franchisor. The advertising fee was calculated at the following percentages:

Year ended December 31, 2007	2.50%
Year ended December 31, 2008	2.75%
Three months ended March 31, 2009	3.00%

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Restatement of Consolidated Financial Statements for 2008 and 2007

The Company’s previously reported consolidated financial statements as of and for the years ended December 31, 2008 and 2007 have been restated to reflect the correction of errors in recording rent expense for the operating lease of its restaurant premises, including the requirement to defer and amortize, on a straight-line basis, lease incentives received over the life of the lease and to report rent expense on a straight-line basis over the life of the lease where there are scheduled rent increases. In addition, the purchase of franchise rights from an entity under common control in the year ended December 31, 2007 has been recorded at predecessor cost of $0, with the excess of the purchase price of $25,000 over the predecessor cost recorded as a reduction of additional paid-in capital. The correction of these errors also impacted the reported cost basis of property and equipment and the related depreciation expense and the income tax (benefit) provision.

Results of Operations

Restaurant operations commenced on November 1, 2007; therefore, operating revenues, costs and expenses for the year ended December 31, 2007 are for a two-month period compared to a full year of operations for the year ended December 31, 2008. As a result, our results of operations for the years ended December 31, 2008 and 2007 are not comparable.

Revenues – Restaurant Sales

Revenues from restaurant sales were $394,121 and $57,725 for the years ended December 31, 2008 and 2007, respectively. Restaurant sales include sales of food and beverages and are reduced for certain discounts, coupons and other promotional items.

Revenues from restaurant sales were $87,246 for the three months ended March 31, 2009 compared to $99,214 for the three months ended March 31, 2008, a decrease of $11,968, or 12%. We believe this decrease in revenues is primarily attributable to reduced customer headcount resulting from the continuing poor economy.

Restaurant Operating Costs

Restaurant operating costs include: food, beverage and packaging costs; labor; occupancy costs; and other operating costs. These costs for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007 (two months)
Food, beverage and packaging	$ 156,338	$ 22,977
Labor	167,889	28,746
Occupancy	80,682	11,449
Other operating costs	81,818	14,606

Total	$ 486,727	$ 77,778

Labor costs include salaries and wages, payroll taxes and employee benefits. Occupancy costs include rent, repairs and maintenance, utilities and property taxes. Other operating costs include advertising and promotion, operating supplies, printing and reproduction, insurance and other expenses.

Due to the start-up nature of our operations in 2007 and during a significant portion of 2008, our restaurant operating costs exceeded our revenues from restaurant sales.

Restaurant operating costs for the three months ended March 31, 2009 and 2008 were as follows:

	2009	2008
Food, beverage and packaging	$ 30,797	$ 38,700
Labor	39,491	38,474
Occupancy	19,535	20,939
Other operating costs	18,155	23,174

Total	$ 107,978	$ 121,287

Restaurant operating costs for the three months ended March 31, 2009 decreased $13,309, or 11%, from the three months ended March 31, 2008. This decrease is primarily attributed to the decrease in restaurant operating levels discussed above. As restaurant sales have decreased, we have attempted to manage our restaurant operating costs accordingly.

General and Administrative Expenses

General and administrative expenses consist of legal, accounting, travel, office and management expenses, and were $80,911 and $27,170 for the years ended December 31, 2008 and 2007, respectively. The increase in these expenses in 2008 was due primarily to increases in legal and accounting and management expenses.

General and administrative expenses were $21,650 and 13,374 for the three months ended March 31, 2009 and 2008, respectively. The increase in the first three months of the current year is due to increased accounting, auditing and legal expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense was $44,122 and $7,780 for the years ended December 31, 2008 and 2007, respectively, and increased in 2008 due to a full year of restaurant operations.

Depreciation and amortization expense for the three months ended March 31, 2009 was $11,060, comparable to $11,099 for the three months ended March 31, 2008.

Pre-Opening Costs

In 2007, pre-opening costs of $33,630, including wages, benefits and travel for the training and opening teams, food and other restaurant operating costs incurred prior to the opening of the restaurant were expensed as incurred. There were no pre-opening costs in 2008 and in the three months ended March 31, 2009 and 2008.

Interest Expense

Interest expense was $18,345 and $3,845 for the years ended December 31, 2008 and 2007, respectively. Interest expense increased in 2008 due to a full year of debt outstanding as well as an increase in the total debt outstanding required to fund operations.

Interest expense for the three months ended March 31, 2009 and 2008 was $6,492 and $5,023, respectively. The increase in the first three months of the current year is attributable to increased levels of borrowing due to continued operating losses and use of cash in our operations.

Liquidity and Capital Resources

Since inception in December 2006 through March 31, 2009, our operating costs and expenses have exceeded our operating revenues and we have generated an accumulated deficit of $389,583. We have funded our start-up costs and the excess of our costs and expenses over our operating revenues primarily from the sale of our common stock and notes payable to related parties and to our bank. As of March 31, 2009, we had current assets of $24,170 (including cash of $10,041) and current liabilities of $419,679, resulting in a working capital deficiency of $395,509.

For the year ended December 31, 2008, net cash used in operating activities was $169,112, primarily as a result of our net loss of $231,344 and the decrease in accounts payable and other current liabilities. Net cash provided by operations for the year ended December 31, 2007 was $42,732 since our operating loss and interest expense in 2007 were offset by our receipt of a dererred lease incentive of $110,232.

For the three months ended March 31, 2009, net cash used in operating activities was $32,324, primarily as a result of our net loss of $59,934, partially offset by an increase in accounts payable of $21,358. For the three months ended March 31, 2008, net cash used in operating activities was $8,670, primarily as a result of our net loss of $46,301 and a reduction of accounts payable and other current liabilities, partially offset by the receipt of a tenant improvement allowance of $71,400.

Net cash used in investing activities for the year ended December 31, 2008 was $2,696, comprised of the purchases of property and equipment.. Net cash used in investing activities for the year ended December 31, 2007 was $374,943, comprised of purchases of property and equipment of $349,943 and the payment for franchise rights of $25,000.

We had no cash provided by or used in investing activities for the three months ended March 31, 2009. For the three months ended March 31, 2008, net cash used in investing activities was $871, consisting of purchases of property and equipment.

Net cash provided by financing activities was $171,671 for the year ended December 31, 2008, comprised of $30,000 from the issuance of common stock, $124,500 proceeds from notes payable – related party, $94,171 net proceeds from our note payable – bank, partially offset by repayment of notes payable – related party of $77,000. Net cash provided by financing activities for the year ended December 31, 2007 was $309,713, comprised of $131,608 from the issuance of common stock, $77,000 proceeds from notes payable – related party, and $101,105 net proceeds from our note payable – bank.

Net cash provided by financing activities was $35,000 for the three months ended March 31, 2009, comprised of $32,000 proceeds from notes payable – related party and $3,000 net proceeds from our note payable – bank. Net cash provided by financing activities was $22,500 for the three months ended March 31, 2008, comprised of $45,000 net proceeds from our note payable – bank, partially offset by repayments of notes payable – related party of $22,500.

We have a revolving line of credit with our bank which allows us to borrow up to a principal balance of $200,000. At March 31, 2009, December 31, 2008 and 2007, we had borrowed $199,353, $196,386 and $101,105, respectively, against the line of credit.  The note orginally provided that all outstanding principal and unpaid interest were due on September 14, 2008, however, on November 14, 2008 the note was replaced by a new note dated November 14, 2008, also in the amount of $200,000, bearing interest at 7.5% per annum that was due and payable on May 14, 2009. On July 13, 2009, we entered into a letter agreement with the bank pursuant to which the maturity date of the loan was further extended to June 29, 2010 and we agreed to make monthly principal payments of $3,000 plus accrued interest. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. Accrued interest payable on the note was $695, $686 and $141 at March 31, 2009, December 31, 2008 and 2007, respectively.

At March 31, 2009, the Company had notes payable – related party totaling $126,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, President of the Company, and $30,000 to West Coast Trees, Inc., a company owned by Ryan Overton, the spouse of Megan Overton, Secretary/Treasurer of the Company. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand.

Subsequent to March 31, 2009, the Company borrowed an additional $12,500 from Hobble Creek Investments, Inc. and $26,166 from West Coast Trees, Inc. under the same terms as described in the preceding paragraph.

Until our restaurant operations reach a successful level where we are able to cover our operating expenses, we will require additional funding from the sale of our common stock or the issuance of debt. In addition, we have borrowed the maximum amount available under our revolving line of credit with our bank of $200,000. The line of credit matured on May 14, 2009, however, on July 13, 2009, we entered into a letter agreement with Zions First National Bank pursuant to which the maturity date of the loan was further extended to June 29, 2010 and we agreed to make monthly principal payments of $3,000 plus accrued interest. In addition, there can be no assurance that operations and operating cash flows will not deteriorate further, requiring more capital than is currently available to the Company. If the Company is unable to achieve profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it will need to seek additional funding or may be forced to scale back its development plans or to significantly reduce or terminate operations.

Recent Accounting Pronouncements

On June 12, 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). This statement is a revision to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The statement is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or the Company’s fiscal year beginning January1, 2010. The Company is currently unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

On June 12, 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an Amendment of FASB Statement No. 140. This statement is a revision to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. The statement is effective at the start of a company’s first fiscal year beginning after November 15, 2009 or the Company’s fiscal year beginning January1, 2010. The Company is currently unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

On May 28, 2009, the FASB issued SFAS No. 165, Subsequent Events. This statement is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The statement is effective for interim and annual periods ending after June 15, 2009, or the Company’s fiscal quarter beginning July 1, 2009. The Company does not believe the implementation of this statement will have a material impact on its consolidated financial statements.

On May 9, 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. The statement establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. On June 3, 2009, in connection with the issuance of SFAS No. 162, the FASB voted to approve the FASB Accounting Standards Codification as the single source of authoritative nongovernmental GAAP to be launched on July 1, 2009. The Codification will be effective for interim and annual periods ending after September 15, 2009, which means that preparers must begin to use the Codification for periods that end after September 15, 2009,or the Company’s fiscal quarter ending September 30, 2009. All existing accounting standard documents are superseded. All other accounting literature not included in the Codification will be considered non-authoritative. The Company currently is unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Company’s fiscal year beginning January 1, 2009, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (revised 2007), Business Combinations. This statement replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends Accounting Research Bulletin (“ARB”) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R) (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company is currently unable to determine what impact the future application of this pronouncement may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, with no material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, which delays by one year the effective date of SFAS No. 157 for certain types of non-financial assets and non-financial liabilities. As a result, SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities carried at fair value on a recurring basis, and for fiscal years beginning after November 15, 2008 for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value. In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, or FSP 157-3.  FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.

The Company adopted SFAS No. 157 for financial assets and liabilities carried at fair value on a recurring basis on January 1, 2008, with no material impact on its financial statements. The Company is currently unable to determine the impact on its financial statements of the application of SFAS No. 157 on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value.

Off-Balance Sheet Arrangements

The Company operates its restaurant in leased premises. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional five years. For the first five years of the lease, the Company is obligated to pay minimum rent of $5,157 per month. For the next five years of the lease, the Company is obligated to pay minimum rent of $5,672 per month. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also provides for the payment by the Company of common area maintenance, property taxes, insurance and other use and occupancy costs.

The Company received a one-time tenant location fee of $110,232 in 2007 and a one-time tenant improvement allowance of $71,400 in 2008. These payments have been recorded as deferred lease incentives and amortized, on a straight-line basis, over the life of the lease as a reduction of rent expense.

Future minimum cash lease payments required under the operating lease at December 31, 2008 are as follows:

2009	$ 61,880
2010	61,880
2011	61,880
2012	62,912
2013	68,068
Thereafter	260,927

Total minimum lease payments	$ 577,547

Quantitative and Qualitative Disclosure About Market Risk

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Item 3. Properties.

Our restaurant is located at 1492 Entertainment Avenue, Boise, Idaho 83709, where our telephone number is (208) 377-3200. We use also use a small portion of the premises as office space. The premises consist of approximately 2,400 square feet of space that is leased from an unrelated third party by our affiliate for our benefit. We sublease the space from such affiliate on terms identical to those set forth in the lease and no compensation or mark up is paid to the affiliate. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional term of five years. Our minimum rental payments are $5,157 per month for the first five years of the lease and $5,672 per month for the next five years of the lease. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also requires us to pay common area maintenance, property taxes, insurance and other use and occupancy costs. The lease provides for the one-time payment of a tenant improvement allowance of $30 per square foot of space and $71,400 was paid to us by the landlord in February 2008 as full payment of such allowance. We also received a one-time tenant location fee of $110,232 in 2007 in connection with the lease. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of July 9, 2009, the number of shares of the Company’s common stock, par value $0.001, owned of record or beneficially by each person known to be the beneficial owner of 5% or more of the issued and outstanding shares of the Company’s common stock, and by each of the Company’s officers and directors, and by all officers and directors as a group. On such date, there were 31,038,692 issued and outstanding shares of our common stock. The Company does not have any options, warrants or convertible securities outstanding and none of the share figures listed in the following table consist of securities that may be acquired by the holder within sixty days.

Title of Class	Beneficial Owner (1)	Amount	Percentage Ownership
Principal Stockholders
Officers and Directors
Common Stock	Ben Peay	9,750,000	31.4%
Common Stock	Megan Overton	10,000,000	32.2%
Common Stock	All Executive Officers
	And Directors as a Group (2 Persons)	19,750,000	63.6%

____________________________________________________

(1) Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power over the shares indicated.

Item 5. Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our officers and our sole director. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
Ben Peay	38	2009	President and Director
Megan Overton	31	2009	Secretary and Treasurer

________________________

Certain biographical information with respect to our officers and director is set forth below.

Ben Peay is a founder of the Company and has served as its President and a director since its inception in December 2006. From 1997 through April 2009, Mr. Peay was employed as a pharmaceutical sales representative for an international pharmaceutical company. Mr. Peay graduated from the University of Utah with a BS degree in Finance in 1995.

Megan Overton, is a founder of the Company and has served as Secretary and Treasurer since February, 2007. Ms. Overton also is and has since 2003 been the owner and operator of Timeless Cosmetics, LLC in Provo, Utah. Since 2006 Ms. Overton has also been employed on a part-time basis by Xage, LLC as an assistant to doctors performing medical spa procedures. Ms. Overton graduated from Brigham Young University with a BS degree in English and Sociology in 2001.

Family Relationships

There are no family relationships among our director, executive officers or persons nominated or chosen to become directors or executive officers.

Director Meetings and Stockholder Meeting Attendance

The Board of Directors held no formal meetings during 2008 and the sole director and took action by written consents in lieu of meetings. Our policy is to encourage, but not require, members of the Board of Directors to attend annual stockholder meetings. We did not hold an annual stockholders’ meeting during the prior year.

Board of Directors

Our board of directors consists of one person, Ben Peay. Mr. Peay is not “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because he is an officer and employee of the Company.

Our board of directors has not appointed any standing committees, there is no separately designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

The Company does not have a compensation committee and the entire board participates in the consideration of executive officer and director compensation. The Company’s president is also a member of the Company’s board of directors and he participates in determining the amount and form of executive and director compensation. To date, the Company has not engaged independent compensation consultants to determine or recommend the amount or form of executive or director compensation.

The Company does not have a standing nominating committee and the Company’s entire board of directors performs the functions that would customarily be performed by a nominating committee. The board of directors does not believe a separate nominating committee is required at this time due to the limited size of the Company’s business operations and the limited resources of the Company which do not permit it to compensate its directors. The board of directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two officers and our business operations are not extensive or complex.

Item 6. Executive Compensation.

The following table sets forth certain information regarding the annual compensation paid to our chief executive officer in all capacities for the fiscal years ended December 31, 2008 and 2007. No executive officer of the Company received any compensation in the form of salary, bonus, equity or otherwise during the 2008 or 2007 fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation	Total

Ben Peay	2008	-	-	-	-	-	-	-
President(1)	2007	-	-	-	-	-	-	-

(1) The Company’s consolidated financial statements include services contributed to capital by Mr. Peay in the amount of $7,200 during 2008 and $9,720 during 2007. Such amounts were computed based on the estimated hours incurred by Mr. Peay at an hourly rate of $60.

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation. We do not currently provide our officers or directors with medical insurance or other similar employee benefits, although we may do so in the future.

We do not have any retirement, pension, profit sharing, or insurance or medical reimbursement plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Officer Compensation

We do not currently provide any compensation to our officers and we did not provide any compensation to our officers during the 2008 and 2007 fiscal years. We reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We may pay additional compensation to our officers in the future, including medical insurance and retirement benefits and increases in compensation, if justified based on the growth of our business and the time such persons are required to devote to our business. We have not entered into an employment agreement with any of our officers.

Director Compensation

Our director does not currently receive any compensation for serving in his capacity as a director and we have not compensated our directors for service in such capacity in the past.

Item 7. Certain Relationships and Related Transactions.

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

In December 2006 and in connection with our organization, we issued 30,000,000 shares of common stock to Ben Peay, our president and director, Megan Overton, our secretary and treasurer, and Sugarloaf Management, LLC in consideration for cash payments in the aggregate amount of $30,000.

In January 2007, we entered into an agreement with Bajio-Idaho, an affiliate, pursuant to which we paid $25,000 to acquire the rights of Bajio-Idaho under the Area Development Agreement with the Franchisor, which granted the right to franchise and operate additional BAJIO® restaurants in Southern Idaho. At the time of the transaction, Bajio-Idaho was owned in equal shares by Ben Peay and Ryan Overton, who were also the officers and directors of the Company. The terms of the transaction were determined by Ben Peay and Ryan Overton acting on behalf of both Bajio-Idaho and the Company and were not the result of arm’s length negotiations. However, Messrs. Peay and Overton believed the terms of the transaction to be fair to the Company taking into account the Franchisor’s agreement not to charge the Company a franchise fee or development fee with respect to its initial restaurant, the franchise fees being charged by the Franchisor to third parties at that time which exceeded $25,000, the amounts paid by Bajio-Idaho and its affiliates for its development rights in Idaho, and other factors. The terms of the transaction were unanimously approved by our stockholders. We paid the purchase price from proceeds we received from the sale of our common stock to our initial stockholders, including Ben Peay and Megan Overton, the wife of Ryan Overton. We paid the purchase price to Ben Peay and Ryan Overton as the owners of Bajio-Idaho.

The lease for our premises (the “Lease”) was originally entered into in April 2006 between Rimrock Holdings, LLC as landlord and Bajio Corporation LLC, an entity to be formed by Ryan Overton, as tenant. Mr. Overton also personally guaranteed the Lease. The Lease contemplated a build out period during which the landlord and tenant would discharge their respective obligations with respect to the construction and finishing of the premises and rental payments would commence on the date the landlord received a certificate of occupancy from the city of Boise. The premises were completed and rental payments commenced in November, 2007. Wasatch Idaho entered into a sublease agreement with Ryan Overton and Bajio Corporation LLC effective as of November, 2007 pursuant to which Wasatch Idaho was granted possession of the premises and all benefits of tenant under the lease and Wasatch Idaho agreed to make all payments and perform all obligations required to be performed by tenant under the lease. As such, we incurred the expenses for building out the premises and we have paid all rent and other payments due under the lease directly to the landlord. Mr. Overton and Bajio Corporation LLC have not been paid any compensation in connection with the lease. The sublease is subject to approval by the landlord and the landlord has not provided its written consent to such arrangement, although it has accepted rental and other payments from Wasatch Idaho and otherwise acknowledged the role of Wasatch Idaho as the occupying tenant of the premises.

At the time the lease for our premises was originally entered into, Rimrock Holdings, LLC, the developer of the center in which the premises are located and the original landlord, orally agreed to pay the tenant a portion of the profit it realized from the sale of the center when and if the center was sold. During the year ended December 31, 2007, Rimrock Holdings, LLC paid Wasatch Idaho $110,232 pursuant to such agreement. No payments were made to Ryan Overton or Bajio Corporation LLC and one hundred percent of the payment was made to Wasatch Idaho. Such payment was a one-time fee and we will not receive any additional payments from Rimrock Holdings in the future.

Ryan Overton has provided consulting services to us from time to time at the rate of $25 per hour in connection with the operation of our franchised restaurant, including the initial store opening, implementation of the Franchisor’s System, food quality and procurement, Franchise Agreement compliance and other matters. Such consulting arrangement is on an “as needed” basis and we have no obligation to engage Mr. Overton for any minimum number of hours or to use his services at all. Mr. Overton performed most of his services during 2007 in connection with the opening and early operation of our restaurant. We did not compensate him for any services performed during 2008, we have not compensated him for any services performed to date during 2009 and it is not anticipated that he will perform any significant additional services in the future.

We have borrowed money from time to time from an affiliate of our president and from an affiliate of our secretary/treasurer. At March 31, 2009, we had notes payable totaling $126,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, and $30,000 to West Coast Trees, Inc., a company owned by Ryan Overton, the husband of Megan Overton, our secretary, treasurer and a director. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand. Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Accrued interest payable – related party for these notes was $4,074 and $1,267 at December 31, 2008 and 2007, respectively. Subsequent to March 31, 2009, we borrowed an additional $12,500 from Hobble Creek Investments, Inc. and  $26,166 from West Coast Trees, Inc. on the same terms as described above with respect to the prior loans.

Item 8. Legal Proceedings.

The Company is not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

In May 2009, the Company's common stock became included on the Pink Sheets under the symbol “WTFS.” However, no bid or asked quotations are currently being published and there is currently no active trading market for the Company's stock. There can be no assurance that an active or liquid trading market for the Company's stock will develop in the future.

At July 9, 2009, there were approximately 57 holders of record of the Company's common stock, as reported by the Company's transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

No dividends have ever been paid on the Company's securities, and the Company has no current plans to pay dividends in the foreseeable future.

Special Sales Practice Requirements with Regard to “Penny Stocks”

In order to protect investors from patterns of fraud and abuse that have occurred in the market for low priced securities commonly referred to as “penny stocks,” the SEC has adopted regulations that generally define a “penny stock” to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. Since the price of our stock is well below $5.00 per share, our stock is subject to the “penny stock” regulations. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell our stock to persons other than established clients and “accredited investors.” For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser’s written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer’s presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Such “penny stock” rules may restrict trading in our common stock and may deter broker-dealers from effecting transactions in our common stock.

Transfer Agent

Action Stock Transfer Corp., 7069 South Highland Dr., Suite 300, Salt Lake City, UT 84121, Telephone: (801) 274-1088, serves as the transfer agent and registrar for our common stock.

Item 10. Recent Sales of Unregistered Securities.

We were incorporated under the laws of Nevada on December 26, 2006. In connection with our organization, we issued 30,000,000 shares of our common stock to our founding stockholders for $30,000. In January 2007, we issued 450,000 shares of our common stock to three investors for $45,000. Each of the investors represented that they were “accredited investors” as defined in Rule 501 of Regulation D and we filed a notice on Form D in connection with the placement. In July 2007, we completed a private placement of our securities pursuant to which we issued 288,692 shares of our common stock to 29 investors for $86,608. Each of the investors represented that they were accredited investors or were sophisticated investors with sufficient experience in business and financial matters that they were capable of evaluating the merits and risks of an investment in the Company and that they could sustain the risk of loss of their entire investment. We filed a notice on Form D in connection with the placement. In August and September 2008, we issued 300,000 shares of our common stock to three investors for $30,000. Each of the investors represented that they were “accredited investors” as defined in Rule 501 of Regulation D and we filed a notice on Form D in connection with the placement. No underwriter was involved in any of the foregoing transactions and the shares were sold by the Company directly to the investors. The shares were sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering and on Rules 505 or 506 of Regulation D. The shares were sold without general advertising or solicitation, the purchasers acknowledged that they were purchasing restricted securities which had not been registered under the Securities Act and which were subject to certain restrictions on resale, and the certificates representing the shares were imprinted with the usual and customary restricted stock legend.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 150,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. This registration statement pertains to our common stock. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings. Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences. The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation provide that to the fullest extent permitted by Nevada law, now or hereafter in force, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Section 78.037 of the Nevada corporation law, Article Fourteenth of our articles of incorporation, and Section VII of our bylaws generally provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 13. Financial Statements and Supplementary Data.

See Item 15(a) for a description of the consolidated financial statements of the Company being filed with this report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements. The following financial statements are being filed with this Registration Statement and are located on pages F-1 through F-18 immediately following the signature page.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and 2007 (Restated) and March 31, 2009 (Unaudited)

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007 (Restated) and for the     three months ended March 31, 2009 (Unaudited)

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2008 and 2007

    (Restated) and the three months ended March 31, 2009 (Unaudited)

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 (Restated) and for the three months ended March 31, 2009 (Unaudited)

Notes to Consolidated Financial Statements

(b) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	Original Filing
3.2	3	Bylaws	Original Filing
10.1	10	Franchise Agreement among Bajio, LLC, Ben Peay and Ryan Overton dated October 11, 2007 and the amendments thereto	Original Filing
10.2	10	Area Development Rider between Bajio, LLC and Bajio-Idaho, LLC dated September 25, 2005 and the amendments thereto	Original Filing
10.3/A	10	Lease Agreement dated April 2006 and the amendments thereto	This Filing
10.4/A	10	Promissory Note to Zions Bank dated November 14, 2008	This Filing
10.5	10	Promissory Note to Hobble Creek Investments dated December 16, 2008	Original Filing
10.6	10	Promissory Note to West Coast Trees Inc. dated December 2, 2008	Original Filing
10.7	10	Promissory Note and Commercial Security Agreement with Zions Bank dated September 25, 2007	This Filing
10.8	10	Promissory Note to West Coast Trees, Inc. dated May 21, 2009	This Filing
10.9	10	Promissory Note to Hobble Creek Investments dated June 11, 2009	This Filing
10.10	10	Agreement for sublease of premises between Ryan Overton and Bajio Corporation LLC and Wasatch Food Services Idaho, Inc. dated as of November 1, 2007	This Filing
10.10	10	Letter agreement with Zions First National Bank dated July 13, 2009	This Filing
21.1	21	Schedule of the Registrant’s Subsidiaries	Original Filing

[The balance of this page has been left blank intentionally]

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WASATCH FOOD SERVICES, INC.
(Registrant)

Dated: July 14, 2009	By /s/ Ben Peay
Ben Peay, President
(Principal Executive and Accounting Officer)

WASATCH FOOD SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Equity (Deficit)	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Wasatch Food Services, Inc. and Subsidiary

Boise, Idaho

We have audited the accompanying consolidated balance sheets of Wasatch Food Services, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wasatch Food Services, Inc. and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company was only recently formed, has limited operating history, and has a working capital deficit of $344,534 and a stockholders’ deficit of $146,121 at December 31, 2008. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 13, subsequent to the issuance of the company's December 31, 2008 and 2007 financial statements, and our report thereon dated April 2, 2009, we became aware that those financial statements did not correctly reflect rent expense, lease incentives and the treatment of the purchase of franchise rights which also resulted in adjustments to the costs basis of property and equipment and depreciation expense

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

April 2, 2009, except as to Notes 1, 3, 4, 8, 9 and 13, which are as of July 14, 2009

WASATCH FOOD SERVICES, INC. AND SUBSIDIDARY
Consolidated Balance Sheets
	December 31,		March 31,
	2008	2007	2009
ASSETS	(Restated)	(Restated)	(Unaudited)

Current assets:
Cash	$ 7,365	$ 7,502	$ 10,041
Inventories	3,534	5,520	5,634
Prepaid expenses	1,029	3,250	1,762
Income taxes receivable	6,733	-	6,733

Total current assets	18,661	16,272	24,170

Property and equipment, net	335,961	380,292	324,901

Other assets - deposits	11,434	11,434	11,568

	$ 366,056	$ 407,998	$ 360,639

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 11,749	$ 48,577	$ 33,107
Accounts payable – related party	-	3,002	-
Accrued liabilities	10,285	14,088	8,653
Deferred revenue	1,132	2,575	67
Deferred lease incentives	15,069	15,069	15,069
Income taxes payable	-	4,640	-
Accrued interest payable – related party	4,074	1,267	6,930
Notes payable – related party	124,500	77,000	156,500
Note payable – bank	196,386	101,105	199,353

Total current liabilities	363,195	267,323	419,679

Long-term liabilities – deferred lease incentives	148,982	92,652	145,215

Total liabilities	512,177	359,975	564,894

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued or outstanding	-	-	-
Common stock; $.001 par value, 150,000,000 shares authorized, 31,038,692, 30,738,692 and 31,038,692 shares issued and outstanding	31,039	30,739	31,039
Additional paid-in capital	152,489	115,589	154,289
Accumulated deficit	(329,649)	(98,305)	(389,583)

Total stockholders’ equity (deficit)	(146,121)	48,023	(204,255)

	$ 366,056	$ 407,998	$ 360,639

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Operations

	Years Ended		Three Months Ended
	December 31,		March 31,
	2008	2007	2009	2008
	(Restated)	(Restated)	(Unaudited)	(Unaudited)

Revenues - restaurant sales	$ 394,121	$ 57,725	$ 87,246	$ 99,214

Costs and Expenses:
Restaurant operating costs:
Food, beverage and packaging	156,338	22,977	30,797	38,700
Labor	167,889	28,746	39,491	38,474
Occupancy	80,682	11,449	19,535	20,939
Other operating costs	81,818	14,606	18,155	23,174
General and administrative expenses	80,911	27,170	21,650	13,374
Depreciation and amortization expense	44,122	7,780	11,060	11,099
Pre-opening costs	-	33,630	-	-

Total costs and expenses	611,760	146,358	140,688	145,760

Loss from operations	(217,639)	(88,633)	(53,442)	(46,546)

Other Expense – Interest expense	(18,345)	(3,845)	(6,492)	(5,023)

Loss before income taxes	(235,984)	(92,478)	(59,934)	(51,569)

Income tax (benefit) provision	(4,640)	4,640	-	(4,640)

Net loss	$ (231,344)	$ (97,118)	$ (59,934)	$ (46,929)

Loss per common share, basic and diluted	$ (0.01)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted average number of common shares outstanding, basic and diluted	30,830,473	30,584,353	31,038,692	30,738,692

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2008 and 2007 (Restated)
and the Three Months Ended March 31, 2009 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2006	-	$ -	30,000,000	$ 30,000	$ -	$ (1,187)	$ 28,813

Issuance of common stock for cash at $0.10 per share	-	-	450,000	450	44,550	-	45,000

Issuance of common stock for cash at $0.30 per share	-	-	288,692	289	86,319	-	86,608

Adjustment for carryover basis in franchise rights	-	-	-	-	(25,000)	-	(25,000)

Services contributed to capital	-	-	-	-	9,720	-	9,720

Net loss for the year	-	-	-	-	-	(97,118)	(97,118)

Balance, December 31, 2007	-	-	30,738,692	30,739	115,589	(98,305)	48,023

Issuance of common stock for cash at $0.10 per share	-	-	300,000	300	29,700	-	30,000

Services contributed to capital	-	-	-	-	7,200	-	7,200

Net loss for the year	-	-	-	-	-	(231,344)	(231,344)

Balance, December 31, 2008	-	-	31,038,692	31,039	152,489	(329,649)	(146,121)

Services contributed to capital (unaudited)	-	-	-	-	1,800	-	1,800

Net loss for the three months (unaudited)	-	-	-	-	-	(59,934)	(59,934)

Balance, March 31, 2009 (unaudited)	-	$ -	31,038,692	$ 31,039	$ 154,289	$ (389,583)	$ (204,255)

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Cash Flows

	Years Ended		Three Months Ended
	December 31,		March 31,
	2008	2007	2009	2008
	(Restated)	(Restated)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$ (231,344)	$ (97,118)	$ (59,934)	$ (46,301)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	44,122	7,780	11,060	11,099
Services contributed to capital	7,200	9,720	1,800	1,800
Interest expense added to notes payable principal	1,110	-	(33)	-
(Increase) decrease in:
Inventories	3,853	(5,520)	(2,100)	573
Prepaid expenses	2,221	(3,250)	(733)	2,076
Income taxes receivable	(6,733)	-	-	-
Deposits	-	(11,434)	(134)	-
Increase (decrease) in:
Accounts payable	(38,792)	12,263	21,358	(33,678)
Accrued liabilities	(3,803)	14,088	(1,632)	(4,078)
Deferred revenue	(1,443)	2,575	(1,065)	(1,465)
Deferred lease incentives	56,330	107,721	(3,767)	67,632
Income taxes payable	(4,640)	4,640	-	(5,268)
Accrued interest payable – related party	2,807	1,267	2,856	(1,060)

Net cash provided by (used in) operating activities	(169,112)	42,732	(32,324)	(8,670)

Cash flows from investing activities:
Purchase of property and equipment	(2,696)	(349,943)	-	(871)

Net cash used in investing activities	(2,696)	(349,943)	-	(871)

Cash flows from financing activities:
Issuance of common stock	30,000	131,608	-	-
Purchase of franchise rights	-	(25,000)	-	-
Proceeds from notes payable – related party	124,500	77,000	32,000	-
Repayment of notes payable – related party	(77,000)	-	-	(22,500)
Net proceeds from note payable – bank	94,171	101,105	3,000	45,000

Net cash provided by financing activities	171,671	284,713	35,000	22,500

Net increase (decrease) in cash	(137)	(22,498)	2,676	12,959

Cash, beginning of period	7,502	30,000	7,365	7,502

Cash, end of period	$ 7,365	$ 7,502	$ 10,041	$ 20,461

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Wasatch Food Services, Inc., (the Company) was incorporated under the laws of the State of Nevada on December 26, 2006 to operate in the food services industry. The Company was in the development stage through November 1, 2007, when restaurant operations commenced. The Company has elected a year end of December 31 for financial reporting purposes.

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly owned subsidiary, Wasatch Food Services Idaho, Inc., an Idaho corporation operating a franchised BAJIO® restaurant (“WFSI”). All inter-company balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The accompanying interim financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly the consolidated financial position as of March 31, 2009 as well as the consolidated results of operations and cash flows for the three months ended March 31, 2009 and 2008 in accordance with U.S. generally accepted accounting principles. The results of operations for any interim period are not necessarily indicative of the results for the entire year. The interim financial statements should be read in conjunction with the audited financial statements and related notes thereto for the years ended December 31, 2008 and 2007.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Since its inception, the Company has not held any short-term investments considered to be cash equivalents.

Inventories

Inventories, consisting principally of food, beverages and supplies, are valued at cost, using the first-in, first-out (FIFO) method. Certain inventories are purchased from a small number of suppliers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for major renewals and improvements, net of tenant improvement allowances, are capitalized while expenditures for minor replacements, maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and amortization, and the related gain or loss in included in earnings.

Estimated useful lives are as follows:

Leasehold improvements	10 years
Furniture and fixtures	10 years
Equipment	3-7 years

Deposits

Deposits recorded as other assets consist primarily of a deposit of $11,434 paid as security for the performance of the Company of the terms and conditions of the premises lease for the Company’s restaurant.

Deferred Lease Incentives

Payments received as incentives to enter into the Company’s restaurant premises lease have been recorded as deferred lease incentives, current and long-term liabilities, in the accompanying consolidated balance sheets. The deferred lease incentives are amortized, on a straight-line basis, over the life of the lease agreement as a reduction of rent expense.

Revenue Recognition

Revenue from restaurant sales is recognized when food and beverage products are sold. The Company reports revenue net of sales taxes collected from customers and remitted to governmental taxing authorities. Deferred revenue is recorded for gift cards that have been sold but not yet redeemed at their anticipated redemption value. The Company recognizes revenue and reduces the related deferred revenue when the gift cards are redeemed.

Franchise Fees

Franchise fees, generally equal to 6% of revenues, are accrued and included in other restaurant operating expenses.

Restaurant Pre-Opening Costs

Pre-opening costs, including wages, benefits and travel for the training and opening teams, food and other restaurant operating costs are expensed as incurred prior to a restaurant opening for business.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

Advertising Costs

Advertising is expensed as incurred and totaled $22,981 and $4,784 for the years ended December 31, 2008 and 2007, and $4,993 and $6,120 for the three months ended March 31, 2009 and 2008, respectively. Advertising costs are included in other operating expenses and include an advertising fee equal to an agreed-upon percentage of revenues paid to a national advertising fund of the franchisor. The advertising fee was calculated at the following percentages:

Year ended December 31, 2007	2.50%
Year ended December 31, 2008	2.75%
Three months ended March 31, 2009	3.00%

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of common shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of common shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is anti-dilutive. The Company has not issued any stock options or warrants.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 – Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has a limited operating history, and has a working capital deficiency of $395,509 and a stockholders’ deficit of $204,255 at March 31, 2009. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

The Company has obtained working capital from debt and equity financing to fund the Company’s operations, and will require additional working capital from these sources until sufficient revenues can be generated from operations. Management believes that with additional capital to fund marketing and business development expenses, restaurant operations will reach successful levels. There can be no assurance that the Company will be successful in these efforts, and the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

Note 3 – Property and Equipment

Property and equipment consist of the following:

	December 31,		March 31,
	2008	2007	2009
	(Restated)	(Restated)	(Unaudited)

Leasehold improvements	$ 222,394	$ 222,394	$ 222,394
Furniture and fixtures	47,226	45,568	47,226
Equipment	118,243	120,110	118,243
	387,863	388,072	387,863
Less accumulated depreciation and amortization	(51,902)	(7,780)	(62,962)

	$ 335,961	$ 380,292	$ 324,901

Depreciation and amortization expense was $44,122 and $7,780 for the years ended December 31, 2008 and 2007, and $11,060 and $11,099 for the three months ended March 31, 2009 and 2008, respectively.

The property and equipment is pledged as collateral for the note payable to bank.

Note 4 – Franchise Rights

In January 2007, WFSI entered into an agreement with Bajio-Idaho, LLC (“Bajio Idaho”), an entity under common ownership control with the Company, to purchase Bajio Idaho’s rights to a Franchise Agreement and Area Development Rider, which grants rights to franchise and operate BAJIO® restaurants in a defined geographical area of Idaho. The purchase price of $25,000 was paid $12,500 each to Ben Peay, President of the Company, and Ryan Overton, who are affiliated with Bajio Idaho. The franchise rights were recorded at $0, the cost basis to Bajio Idaho, with the $25,000 paid in excess of the predecessor cost basis recorded as a reduction of additional paid-in capital. The agreement grants WFSI the right to develop a total of four BAJIO® restaurants in the defined area through December 31, 2009, including the restaurant opened on November 1, 2007. The second restaurant was required to open by June 30, 2008 and the third restaurant was required to be open by December 31, 2008, but locations have not been determined for the restaurants. The agreement also provides for the payment by WFSI of a $15,000 restaurant development fee for each restaurant to be developed under the agreement; however, the development fee was waived with respect to the first restaurant. WFSI is in default under the agreement, and is currently in discussions with the franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement.

Note 5 – Notes Payable – Related Party

The Company had notes payable totaling $126,500, $104,500 and $77,000 at March 31, 2009, December 31, 2008 and December 31, 2007, respectively, to Hobble Creek Investments, Inc., a company owned by Ben Peay, President of the Company, The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

The Company had notes payable totaling $30,000 at March 31, 2009 and $20,000 at December 31, 2008 to West Coast Trees, Inc., a company owned by Ryan Overton, an affiliate of the Company. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand.

Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Interest expense on the related party notes payable for the three months ended March 31, 2009 and 2008 was $2,855 and $1,194, respectively. Accrued interest payable – related party for these notes was $6,930, $4,074 and $1,267 at March 31, 2009, December 31, 2008 and December 312007, respectively.

Note 6 – Note Payable - Bank

The Company has a revolving line of credit with its bank which allows the Company to borrow up to a principal balance of $200,000. At March 31, 2009, December 31, 2008 and December 31, 2007, the Company had borrowed $199,353, $196,386 and $101,105, respectively, against the line of credit. Interest on the note was originally calculated at a rate equal to the bank’s prime rate plus 1.25 percent payable monthly. The note originally provided that all outstanding principal and any unpaid interest were due on September 14, 2008; however, on November 14, 2008, the note was replaced by a new note dated November 14, 2008, also in the amount of $200,000, bearing interest at 7.5% per annum, and due and payable on May 14, 2009. On July 13, 2009, the Company entered into a letter agreement with the bank pursuant to which the maturity date of the note was further extended to June 29, 2010, and the Company agreed to make monthly payments of $3,000 plus accrued interest. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. Accrued interest payable on the note was $695, $686 and $141 at March 31, 2009, December 31, 2008 and 2007, respectively.

Note 7 – Stockholders’ Equity

The Company has authorized 160,000,000 shares of $0.001 par value stock, of which 150,000,000 shares are designated as common shares and 10,000,000 shares are designated as preferred shares. The Board of Directors of the Company is to provide for the issuance of the preferred stock and to designate dividend rates, voting rights, redemption features and other terms. As of March 31, 2009, December 31, 2008 and 2007, there were no shares of preferred stock outstanding.

During the year ended December 31, 2008, 300,000 shares of common stock were issued at $0.10 per share for cash of $30,000.

During the year ended December 31, 2007, 450,000 shares of common stock were issued at $0.10 per share for cash of $45,000, and 288,692 shares of common stock were issued at $0.30 per share for cash of $86,608.

Note 8 – Income Taxes

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal statutory tax rate of 34% to income (loss) before income taxes for the years ended December 31, 2008 and 2007 as follows:

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

	2008 (Restated)	2007 (Restated)

Income tax at statutory rate	$ (80,235)	$ (31,443)
State income taxes	(12,784)	1,638
Services contributed to capital	2,448	3,305
Impact of graduated rates	3,892	(9,807)
Other	537	264
Valuation allowance	81,502	40,683

Provision for income taxes	$ (4,640)	$ 4,640

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2008 (Restated)	2007 (Restated)
Deferred tax assets:
Deferred revenue	$ 441	$ 1,004
Deferred lease incentives	63,980	42,011
Net operating loss	65,604	-
Accrued interest payable – related party	1,589	494
Amortization	285	378
	131,899	43,887
Less valuation allowance	(122,648)	(41,146)
Net deferred tax assets	9,251	2,741
Deferred tax liability - depreciation	(9,251)	(2,741)

Net deferred taxes	$ -	$ -

The Financial Accounting Standards Board (“FASB”) has issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of FIN 48, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FIN 48.

At the adoption date of January 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the years ended December 31, 2008 and 2007.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of March 31, 2009, December 31, 2008 and 2007, the Company had no accrued interest or penalties related to uncertain tax positions.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Idaho. All U.S. federal and Idaho state income tax returns from inception in 2006 through the year ended December 31, 2008 are subject to examination.

At December 31, 2008, the Company had a net operating loss carryforward of approximately $168,000 available to offset taxable income through 2028.

Note 9 – Operating Lease

The Company operates its restaurant in leased premises. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional five years. For the first five years of the lease, the Company is obligated to pay minimum rent of $5,157 per month. For the next five years of the lease, the Company is obligated to pay minimum rent of $5,672 per month. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The Company recognizes rent expense for the minimum rent portion of the lease on a straight-line basis over the original ten-year lease term. The lease also provides for the payment by the Company of common area maintenance, property taxes, insurance and other use and occupancy costs.

The Company received a one-time tenant location fee of $110,232 in 2007 and a one-time tenant improvement allowance of $71,400 in 2008. These payments have been recorded as deferred lease incentives and amortized, on a straight-line basis, over the life of the lease as a reduction of rent expense.

Future minimum cash lease payments required under the operating lease at December 31, 2008 are as follows:

2009	$ 61,880
2010	61,880
2011	61,880
2012	62,912
2013	68,068
Thereafter	260,927

Total minimum lease payments	$ 577,547

Rental expense, including common area charges, was $58,116 and $8,992 for the years ended December 31, 2008 and 2007, respectively, and $14,501 and $15,750 for the three months ended March 31, 2009 and 2008, respectively.

Note 10 – Supplemental Cash Flow Information

During the years ended December 31, 2008 and 2007, the Company paid interest expense of $14,792 and $2,437, respectively. During the years ended December 31, 2008 and 2007, the Company paid income taxes of $6,733 and $0, respectively.

During the three months ended March 31, 2009 and 2008, the Company paid interest expense of $3,660 and $4,047, respectively. The Company paid no amounts for income taxes during the three months ended March 31, 2009 and 2008.

During the year ended December 31, 2008, property and equipment decreased by $2,905, inventories increased by $1,867 and accounts payable decreased by $1,038.

During the year ended December 31, 2007, property and equipment of $38,129 was acquired with accounts payable.

During the three months ended March 31, 2009 and 2008, the Company had no non-cash investing and financing activities.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

Note 11 - Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and notes payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at rates that approximate market interest rates for similar debt instruments.

Note 12 – Recent Accounting Pronouncements

On June 12, 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). This statement is a revision to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The statement is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or the Company’s fiscal year beginning January1, 2010. The Company is currently unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

On June 12, 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an Amendment of FASB Statement No. 140. This statement is a revision to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. The statement is effective at the start of a company’s first fiscal year beginning after November 15, 2009 or the Company’s fiscal year beginning January1, 2010. The Company is currently unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

On May 28, 2009, the FASB issued SFAS No. 165, Subsequent Events. This statement is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The statement is effective for interim and annual periods ending after June 15, 2009, or the Company’s fiscal quarter beginning July 1, 2009. The Company does not believe the implementation of this statement will have a material impact on its consolidated financial statements.

On May 9, 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. The statement establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

GAAP. On June 3, 2009, in connection with the issuance of SFAS No. 162, the FASB voted to approve the FASB Accounting Standards Codification as the single source of authoritative nongovernmental GAAP to be launched on July 1, 2009. The Codification will be effective for interim and annual periods ending after September 15, 2009, which means that preparers must begin to use the Codification for periods that end after September 15, 2009,or the Company’s fiscal quarter ending September 30, 2009. All existing accounting standard documents are superseded. All other accounting literature not included in the Codification will be considered non-authoritative. The Company currently is unable to determine what impact the future application of this pronouncement may have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Company’s fiscal year beginning January 1, 2009, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (revised 2007), Business Combinations. This statement replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends Accounting Research Bulletin (“ARB”) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R) (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company is currently unable to determine what impact the future application of this pronouncement may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, with no material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, which delays by one year the effective date of SFAS No. 157 for certain types of non-financial assets and non-financial liabilities. As a result, SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities carried at fair value on a recurring basis, and for fiscal years beginning after November 15, 2008 for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value. In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, or FSP 157-3.  FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.

The Company adopted SFAS No. 157 for financial assets and liabilities carried at fair value on a recurring basis on January 1, 2008, with no material impact on its financial statements. The Company is currently unable to determine the impact on its financial statements of the application of SFAS No. 157 on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value.

Note 13 – Restatement of 2008 and 2007 Consolidated Financial Statements

The Company’s previously reported consolidated financial statements as of and for the years ended December 31, 2008 and 2007 have been restated to reflect the correction of errors in recording rent expense for the operating lease of its restaurant premises, including the requirement to defer and amortize, on a straight-line basis, lease incentives received over the life of the lease and to report rent expense on a straight-line basis over the life of the lease where there are scheduled rent increases. In addition, the purchase of franchise rights from an entity under common control in the year ended December 31, 2007 has been recorded at predecessor cost of $0, with the excess of the purchase price of $25,000 over the predecessor cost recorded as a reduction of additional paid-in capital. The correction of these errors also impacted the reported cost basis of property and equipment and the related depreciation expense and the income tax (benefit) provision.

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

A summary of the amounts originally reported, amounts restated and the net change for the 2008 and 2007 consolidated financial statements is presented below:

Year Ended December 31, 2008	As Originally Reported	As Restated	Adjustment

Consolidated Balance Sheet
Assets:
Property and equipment, net	$ 272,891	$ 335,961	$ 63,070

Liabilities and Stockholders’ Deficit:
Deferred lease incentives (current portion)	-	15,069	15,069
Deferred lease incentives (long-term portion)	-	148,982	148,982
Additional paid-in capital	177,489	152,489	(25,000)
Accumulated deficit	(253,668)	(329,649)	(75,981)

Consolidated Statements of Operations:
Occupancy expense	$ 95,752	$ 80,682	$ (15,070)
Depreciation and amortization expense	36,982	44,122	7,140
Income tax benefit	(5,268)	(4,640)	628
Net loss	(238,646)	(231,344)	7,930
Loss per common share, basic and diluted	(0.01)	(0.01)	-
Weighted average number of common shares outstanding, basic and diluted	30,830,473	30,830,473	-

Year Ended December 31, 2007	As Originally Reported	As Restated	Adjustment

Consolidated Balance Sheet
Assets:
Tenant improvement allowance receivable	$ 71,400	$ -	$ 71,400
Property and equipment, net	310,082	380,292	70,210

Liabilities and Stockholders’ Equity:
Deferred lease incentives (current portion)	-	15,069	15,069
Income taxes payable	5,268	4,640	(628)
Deferred lease incentives (long-term portion)	-	92,652	92,652
Additional paid-in capital	140,589	115,589	(25,000)
Accumulated deficit	(15,022)	(98,305)	(83,283)

WASATCH FOOD SERVICES, INC.

Notes to Consolidated Financial Statements

(Amounts Presented as of March 31, 2009 and for the Three Months

Ended March 31, 2009 and 2008 are Unaudited)

Year Ended December 31, 2007	As Originally Reported	As Restated	Adjustment

Consolidated Statements of Operations:
Occupancy expense	$ 13,960	$ 11,449	$ (2,511)
Depreciation and amortization expense	6,590	7,780	1,190
Pre-opening costs	58,630	33,630	(25,000)
Other income – tenant location fees	110,232	-	(110,232)
Income tax provision	5,268	4,640	(628)
Net loss	(13,835)	(97,118)	(83,283)
Loss per common share, basic and diluted	(0.00)	(0.00)	-
Weighted average number of common shares outstanding, basic and diluted	30,584,353	30,584,353	-

Note 14 – Subsequent Events (Unaudited)

Subsequent to March 31, 2009, the Company borrowed an additional $12,500 from Hobble Creek Investments, Inc. and $26,166 from West Coast Trees, Inc., related parties.

On July 13, 2009, the Company entered into a letter agreement with the bank pursuant to which the maturity date of the note payable – bank was further extended to June 29, 2010, and the Company agreed to make monthly payments of $3,000 plus accrued interest.